EXHIBIT 10.18
GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019

December 14, 2010

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:           Your Employment Agreement dated January 29, 2004, Assignment dated June 2005, amendment December 19, 2006 (the “December 19, 2006 Amendment”), the amendment August 13, 2009, and the amendment May 12, 2010 (collectively the “Agreement” capitalized terms used herein without definition have the meanings specified in the Agreement)

Dear Harvey:

Given that the Company no longer has any operations since the sale of The Bode Technology Group, Inc., its fourth and last division, on November 30, 2010, it is expected that your time commitment and level of responsibility will substantially diminish commencing January 1, 2011 and you will become a part-time employee.  In addition, given the timing of the sale transactions and the escrow arrangements in place, the Company desires that you continue to be available on such a limited, part-time basis as Chairman and Chief Executive Officer through April 30, 2012 rather than through July 31, 2011 as contemplated by the May 2010 amendment.

Accordingly, the following modifications and clarifications are made to the Agreement effective as of the date written above:

1.
The parties hereby acknowledge that the current term of your employment was extended to July 31, 2011 (one year from the date of the Sales Event) by the operative provisions contained in the May 12, 2010 amendment to your Agreement, subject to earlier termination, amendments or automatic extension as contemplated therein.  However, the parties hereby agree to amend Section 1 by replacing the words “one year from the date of such Sales Event” with the following: “April 30, 2012”  Further, the last two sentences of Section 1 shall be amended and restated as follows:

“The Company has the option to continue the Term beyond April 30, 2012 on a month to month basis, under the same terms and conditions (including Section 9).  Notwithstanding anything to the contrary contained herein, the reduction of the Employee’s working time and efforts described above through December 31, 2010  is not intended to constitute a “separation from service” as defined in Section 409A of the Code.  Given that the Company has sold all of its divisions, has no further operations and is commencing the wind down of the Company, it is intended that December 31, 2010 is a “separation of service” as defined in Section 409A of the Code.   Accordingly, the amounts held in the rabbi trust for Employee (consistent with the terms of the Agreement) shall be paid to Employee in accordance with Sections 10B and 34.

2.	Section 2 is hereby amended and restated as follows:

Salary; Retention Arrangement.  (a) Beginning on the 1st of the month immediately following the Sales Event, the Employee’s base salary shall be $180,000 for a period of five months ending December 31, 2010, and from January 1, 2011 and for the period remaining on the term of this Agreement, the Employee’s base salary shall be $150,000 and all executive officer benefits, including New York living expenses and commuting expenses and other executive employee benefits at a level equivalent to the level in effect on the date of the May 12, 2010 amendment (collectively, the “Benefits”).  For the sake of clarity, an equivalent level of benefit means that the share of the premium to be paid by Employee shall not exceed the premium on such date and the level of benefit coverage will not be less than what was provided.  From the date hereof, the Base Salary and Benefit payments under this Section shall be on the first of each month, in arrears for the remaining term of this Agreement.  Additionally, during the period through April 30, 2012 and three months thereafter, the Company agrees to maintain an office for the Employee’s use with appropriate levels of staffing and professional services to continue the effective winding down of the Company during this period. If the Company elects to extend the term beyond April 30, 2012, the base salary shall be $20,000 per month and the Benefits shall continue.  The reduction in base salary of the Employee commencing January 1, 2011 reflects the fact that the Employee is expected to reduce his levels of service on behalf of the Company.

(b)              In addition to the Base Salary and Benefits,  in recognition of the services provided by Employee during 2010, the Employee shall receive a cash bonus in the amount of $150,000, payable December 15, 2010.  Notwithstanding anything contained in this Agreement, upon a termination of his employment hereunder without Cause or for Good Reason (which includes a Change of Control on or after the date of the Amendment dated December -, 2010) or as a result of death or Disability prior to April 30, 2012, the Employee shall receive the Base Salary, and Benefits through April 30, 2012 and the bonus described below; with the cash portion being paid in a lump sum within thirty days of termination, subject to Section 34.   In order to induce Employee to remain in the employ of the Company through April 30, 2012, he  may be entitled to a bonus on such date, the amount of which to be determined in the  sole discretion of the Compensation Committee in good faith based on Employee’s performance.

3.           For a period of 6 months following April 30, 2012 or, if earlier, 6 months following your resignation other than for Good Reason, you shall continue to be entitled to participate in the Company’s benefit plans (or comparable plans) unless you, before the expiration of such period, become eligible for comparable coverage with a subsequent employer.

4.           Section 18 shall be modified and restated as follows:

Professional Fees.  The Company agrees to pay in one lump sum your personal accounting and legal fees relating to the review of this Agreement, and upon the execution of the Amendment up to a maximum of $10,000 on an after tax basis.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the District of Columbia.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date:	December 14, 2010